EXHIBIT 10.4

Summary of Director Compensation Program

The following is a summary of the current compensation structure for non-employee directors of ViewPoint Bank, the wholly-owned operating subsidiary of ViewPoint Financial Group:

  $20,000 annual retainer;
  $1,000 per board meeting attended; and
  $750 per committee meeting attended.

In addition to the foregoing, the Chairman of the Board will receive $20,000 per year, the Audit Committee Chair will receive $7,500 per year and the Compensation Committee Chair will receive $5,000 per year for the additional responsibilities associated with these positions.

ViewPoint Bank is the wholly-owned operating subsidiary of ViewPoint Financial Group, which itself is a majority owned subsidiary of ViewPoint MHC. The composition of the Boards of Directors of ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank are identical. The directors of ViewPoint MHC and ViewPoint Financial Group are not compensated separately for their service on these boards.